Exhibit (e)(a)

UNDERWRITING AGREEMENT

Transamerica Partners Funds Group

Schedule I

May 1, 2017

Transamerica Institutional Asset Allocation – Intermediate Horizon

Transamerica Institutional Asset Allocation – Intermediate/Long Horizon

Transamerica Institutional Asset Allocation – Long Horizon

Transamerica Institutional Asset Allocation – Short Horizon

Transamerica Institutional Asset Allocation – Short/Intermediate Horizon

Transamerica Partners Balanced

Transamerica Partners Government Money Market

Transamerica Partners Large Value